Execution Version
FIFTH SUPPLEMENTAL INDENTURE
Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of December 28, 2020, among GTT Communications, Inc., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (in such capacity, the “Trustee”).
W I T N E S S E T H :
WHEREAS, the Issuer, as successor by merger to GTT Escrow Corporation, has heretofore executed and delivered to the Trustee an indenture, dated as of December 22, 2016 (as supplemented by that certain First Supplemental Indenture, dated as of January 9, 2017, that certain Second Supplemental Indenture, dated as of May 15, 2018, that certain Third Supplemental Indenture, dated as of November 7, 2019, and that certain Fourth Supplemental Indenture, dated as of October 28, 2020, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 7.875% Senior Notes due 2024 (the “Notes”);
WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to amend or supplement the Indenture and the Notes with the consent (the “Consents”) of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) and calculated in accordance with the Indenture, including in accordance with Section 2.09 of the Indenture relating to Notes owned by the Issuer or any Affiliate of the Issuer (the “Required Consents”);
WHEREAS, the Issuer has received Consents from Holders to the amendments contained herein (collectively, the “Proposed Amendments”) and the execution of this Supplemental Indenture pursuant to the Consents of Noteholder provided to the Trustee;
WHEREAS, the Issuer has received Consents to the Proposed Amendments and the execution of this Supplemental Indenture from Holders of approximately 55.4% of the aggregate principal amount of the Notes (including Additional Notes) then outstanding voting as a single class, and accordingly the Issuer has received the Required Consents; and
WHEREAS, the Issuer has delivered or is delivering contemporaneously herewith to the Trustee (a) an Officer’s Certificate of the Issuer and (b) an Opinion of Counsel, in accordance with Sections 7.02, 9.02, 9.06, 12.04 and 12.05 of the Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee, strictly on the basis of Section 9.02 of the Indenture and Holder consent, authorization and direction with respect to the Proposed Amendments, as evidenced by the Required Consents, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

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(1)Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof.
(2)Amendments to Indenture. The Indenture is hereby amended by:
(a)adding the following definition to Section 1.01 of the Indenture:
“‘Fifth Supplemental Indenture’ shall mean that certain Fifth Supplemental Indenture, dated as of December 28, 2020, among the Issuer, the Guarantors and the Trustee.”;
(b)adding the following clause (45) to the definition of “Permitted Liens” in Section 1.01 of the Indenture:

“(45) Liens to secure Indebtedness Incurred under Section 4.03(b)(26)”;

(c)adding the following clause (26) to Section 4.03(b) of the Indenture:

“(26) the Incurrence by the Issuer or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding not to exceed $275 million.”
(3)Amendments to Notes.
For purposes of section 9.05 of the Indenture, the following shall constitute an appropriate notation regarding this Supplemental Indenture:
“Reference is hereby made to the Fifth Supplemental Indenture for a description of certain amendments to the Indenture made therein effective as of December 28, 2020.”
(4)Defined Terms; Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
(5)Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture constitutes an integral part of the Indenture.

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(6)Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(7)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. A signed copy of this Supplemental Indenture delivered by facsimile, e-mail or other means of electronic transmission (including portable document format (.pdf)) shall be deemed to have the same legal effect as delivery of an original signed copy of this Supplemental Indenture.
(8)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(9)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.
(10)Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
(11)Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GTT COMMUNICATIONS, INC.
By:    /s/ Donna Granato
Name: Donna Granato
Title: Interim Chief Financial Officer

GUARANTORS:
GTT AMERICAS, LLC
By:    /s/ Donna Granato
Name: Donna Granato
Title: Chief Financial Officer

GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC
By:    /s/ Donna Granato
Name: Donna Granato
Title: Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

GC PIVOTAL, LLC
By:    /s/ Donna Granato
Name: Donna Granato
Title: Chief Financial Officer

COMMUNICATIONS DECISIONS – SNVC, LLC
By:    /s/ Donna Granato
Name: Donna Granato
Title: Chief Financial Officer

ELECTRA LTD.
By:    /s/ Donna Granato
Name: Donna Granato
Title: Chief Financial Officer

CORE180, LLC
By:    /s/ Donna Granato
Name: Donna Granato
Title: Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:    /s/ Rita Marie Ritrovato
Name: Rita Marie Ritrovato
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]